QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

[ICG LETTERHEAD]

As of August 14, 2001

BrightCube, Inc.
240 Center Street
El Segundo, CA 90245

Ladies and Gentlemen:

    Reference is made to that certain Loan and Security Agreement, dated as of July 16, 2001 by and between BRIGHTCUBE, INC., a Nevada corporation (the "Borrower") and INTELLECT CAPITAL GROUP, LLC, a Delaware limited liability company (the "Lender") (such agreement, as amended, modified, supplemented and restated from time to time, the "Loan Agreement"; capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement).

    This letter and the agreements set forth herein are limited strictly to the express terms thereof, and shall not be construed to otherwise amend or alter in any respect the terms of the Loan Agreement or any other Loan Document, each of which is hereby ratified by the Borrower and the Lender in all respects. Without limiting the foregoing, the Lender shall not be deemed to have notice of, or to have waived, any default under the Loan Agreement or any other Loan Document by virtue of entering into this letter, nor does this letter in any way waive or limit any of the rights of the Lender in connection with the occurrence of any Material Adverse Effect. It is further expressly understood that no forbearance or waiver in connection with the Loan Agreement on any occasion shall be deemed to constitute a forbearance or waiver of compliance with such provision on any other occasion.

    As a material inducement to the Lender to enter into this letter, (i) the Borrower hereby affirms that its representations and warranties set forth in the Loan Documents are true and correct in all material respects as of the date hereof; (ii) the Borrower hereby agrees to issue to the Lender a warrant to purchase One Million Eight Hundred Seventy-Five Thousand (1,875,000) shares of the Borrower's common stock on the terms and conditions set forth in the Warrant Agreement to Purchase Common Stock of BrightCube, Inc. attached hereto as Exhibit A; and (iii) the Borrower agrees to pay the Promissory Note according to the terms thereof, as modified by this letter, and agrees to perform all of the acts required under the terms of Loan Documents.

    In consideration of the Borrower's undertakings set forth above, the Lender agrees to forbear from exercising its demand rights set forth in (i) Article II of the Loan Agreement and (ii) Section 5 of the Promissory Note, for a period of thirty (30) calendar days commencing on the date first set forth above (the "Forbearance"). In the event that the Borrower files for or declares any form of bankruptcy, the Forbearance immediately will cease to apply. In addition, should the Borrower receive the sum of at least One Million Dollars ($1,000,000) during the term of the Forbearance, the Forbearance shall immediately cease to apply upon receipt of such amount.

    This letter shall for all purposes be considered a Loan Document and shall be subject to the provisions of the Loan Agreement as amended hereby. Without limiting the foregoing, the parties hereby incorporate the Miscellaneous Provisions set forth in Article X of the Loan Agreement as if set forth in full herein. This letter may be executed in counterparts (including, without limitation, counterparts delivered by telecopier), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

    Please confirm your acceptance of and agreement with the foregoing by executing a copy of this letter in the space provided below and returning it to us.

INTELLECT CAPITAL GROUP, LLC (Lender)
		By:	/s/ TERREN S. PEIZER
		Name:	Terren S. Peizer
		Title:	CEO
ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE
BRIGHTCUBE, INC.
By:	/s/ AL MARCO
Name:	Al Marco
Title:	President

QuickLinks

  Exhibit 2